UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

September 24, 2007
Date of Report (Date of earliest event reported)

EESTECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32863	33-0922627
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1260 S. Highway 98, Building 1, Suite H-5
Chino Valley, Arizona 86323
(Address of principal executive offices and zip code)

(928) 636-6255
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Share Swap Agreement

On September 24, 2007, EESTech, Inc. (the “Company”) entered into a Share Swap Agreement (the “Agreement”) with HTC Hydrogen Technologies Corp. (“HTC”) regarding the acquisition of HTC’s wholly-owned Australian subsidiary CO2 Technologies Pty Ltd (“CO2”). As of the date of the Agreement, neither the Company nor any of its affiliates had a material relationship with HTC unrelated to the Agreement.

Pursuant to the terms of the Agreement, HTC has agreed to transfer to the Company, and the Company has agreed accept from HTC the transfer of, all of the issued and outstanding shares of CO2 (the “Shares”). In exchange for the Shares, the Company has agreed to issue to HTC ten million (10,000,000) shares of the Company’s common stock (the “Company Stock”). The Company Stock will be issued to HTC pursuant to Section 4(2) of the Securities Act of 1933 (the “Act”) as a transaction by an issuer not involving a public offering, and shall be deemed to have a negotiated initial value of US$0.60. HTC has acknowledged that HTC may not resell the Company Stock unless the Company Stock is subsequently registered under the Act or unless an exemption from such registration is available to HTC at the time of resale.

Completion of the transactions contemplated by the Agreement are subject to a number of terms and conditions contained in the Agreement. Among these terms and conditions precedent to the completion of the transactions contemplated by the Agreement is the need for each of the Company and HTC to complete necessary due diligence concerning the other and the need for HTC and CO2 to enter into certain agreements and license arrangements for the rights to certain intellectual property described in the Agreement. Further, neither party shall be obligated to complete the transactions contemplated by the Agreement until after such time as the Company, through a vote of its stockholders, has approved an increase in its authorized shares to not less than seventy million (70,000,000) shares of common stock of the Company (the “Capital Increase”), and that each of HTC and the Company has received all necessary regulatory approvals to complete the transactions contemplated by the Agreement.

Either the Company or HTC may terminate the Agreement, and neither party will be bound to the terms of the Agreement, if the Capital Increase has not been approved or HTC or the Company has not been able to obtain the necessary regulatory approvals referred to above by November 30, 2007. Further, either HTC or the Company may terminate the Agreement if any of the other conditions precedent to the completion of the transactions contemplated by the Agreement are not met on or prior to November 30, 2007. Provided the Agreement is not terminated pursuant the terms of the Agreement, the completion of the transactions contemplated by the Agreement is expected to occur on the seventh day following the date on which the last condition precedent contained in the Agreement has been met.

Discussion of CO2

CO2 is a company formed under Australian law whose only asset will be, upon the completion of the transactions contemplated by the Agreement, an exclusive license to commercialize the carbon capture and storage technology (the “CSS Technology”) in the following regions: The People’s Republic of China, India, and the Asia Pacific region (including Australia, New Zealand, Malaysia, Singapore, Brunei, Indonesia, the Phillipines, Thailand, and Japan). The exclusive license to commercialize the CSS Technology will be granted to CO2 by HCT. Prior to the date of this current report on Form 8-K (the “Filing”), CO2 had no operations, revenue-producing activities, physical facilities, or employees. Further, CO2 has had no products, market distribution systems, sales force, customer base, production techniques, or strategic management, resource management, or operational processes. CO2 currently holds no trade names or operating rights, other than those associated with the exclusive license to the CSS Technology referred to above.

The only activity shown on CO2’s financial records stems from internal consulting arrangements between CO2 and HTC, and CO2 has had no external business activities. CO2 has no long-lived assets or rights to use long-lived assets, and has no intellectual property other than the license for the commercialization of the CSS Technology. CO2 has no ability to obtain access to raw materials or customers. As of the date of the Filing, CO2 has not commenced or implemented any plans of operation.

Item 9.01 Financial Statements and Exhibits.

(d)	Other Exhibits

1.1	Share Swap Agreement executed as of September 24, 2007 between the Company and HTC Hydrogen Technologies Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EESTECH, INC.

Date: September 24, 2007	By:	/s/ Murray Bailey
	Name:	Murray Bailey
	Title:	Chief Executive Officer